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                                                    EXHIBIT 4.1

              STOCK PURCHASE AND OPTION AGREEMENT

     THIS STOCK PURCHASE AND OPTION AGREEMENT (this "Agreement") is made and entered into as of the 30th day of May, 1996 by and between UNC INCORPORATED, a Delaware corporation having its principal place of business at 175 Admiral Cochrane Drive, Annapolis, Maryland 21401 ("UNC"), and the individuals set forth on Exhibit A to this Agreement (the "Holders").

                          WITNESSETH:

     WHEREAS, UNC is the parent corporation of UNC/CFC Acquisition Co., a Delaware corporation ("Subsidiary"), and a wholly-owned subsidiary of UNC which has been formed by UNC for the purposes of acquiring substantially all of the assets, business and properties of CFC Aviation Services, L.P. ("CFC") and thereafter operating the business of CFC;

     NOW, THEREFORE, in consideration of the foregoing premises of this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereby agree as follows:

     1. Certain Definitions. The following terms, whenever used in capitalized form in this Agreement, shall have the meanings indicated below:

          "Asset Purchase Agreement" shall mean that certain Asset Purchase Agreement dated as of January 16, 1996 by and among UNC, Subsidiary, CFC Aviation Services, L.P., CFC Aviation Company, L.L.C., CFC Aviation, Inc., Carlisle Enterprises, L.P., First Capital Corporation of Chicago, and Cross Creek Partners III.

          "Asset Purchase Closing" shall mean the closing of the transactions contemplated by the Asset Purchase Agreement.

          "Closing" shall have the meaning set forth in Section
3 of this Agreement.

          "Closing Date" shall mean the date that the Closing shall occur.

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          "Common Stock" shall mean the common stock, par value
$0.20, of UNC.

          "Extraordinary Common Stock Event" shall mean (i) the issuance of additional shares of Common Stock as a dividend or other distribution on outstanding shares of Common Stock,
(ii) the subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, (iii) the combination of outstanding shares of Common Stock into a smaller number of shares of Common Stock, in each case whether by reclassification of shares of Common Stock, recapitalization of the UNC or otherwise.

          "Initial Shares" shall have the meaning set forth in
Section 2 of this Agreement.

          "Option Exercise Price" shall have the meaning set forth in Section 7 of this Agreement.

          "Option Shares" shall have the meaning set forth in
Section 7 of this Agreement.

          "Person" shall mean and include an individual, corporation, partnership, limited liability partnership, trust, unincorporated association, limited liability company or other entity.

     2.   Purchase and Sale of Initial Shares.

          (a) Subject to and in accordance with the terms and conditions set forth in this Agreement, not later than five (5) business days following the date of this Agreement, each Holder shall purchase from UNC, and UNC shall issue and sell to Holder, the number of shares of the authorized but unissued Common Stock of UNC set forth under the caption "Initial Shares" opposite the Holder's name on Exhibit A to this Agreement (the "Initial Shares"), at a purchase price per share of $5.75, which purchase price is equal to the closing price per share of the Common Stock, as reported by the principal consolidated transaction reporting system of the New York Stock Exchange, on January 16, 1996.

          (b) Each Holder represents and warrants to UNC that he has received and reviewed carefully the Confidential Preliminary Offering Circular dated April 29, 1996 and the Confidential Final
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Offering Circular dated May 23, 1996 relating to UNC's offering of $125,000,000 Senior Subordinated Notes due 2006 and UNC's Annual Report on Form 10-K for the year ended December 31, 1995. Each Holder further represents and warrants that he has had all other information made available to him that he requested in connection with his purchase of the Initial Shares and that representatives of UNC have been available to answer and have answered any and all questions Holder has had in connection with his purchase of the Initial Shares to his satisfaction. Each Holder represents and warrants that he is acquiring the Initial Shares for his own account and not with any view towards the distribution thereof. He understands that the transfer and subsequent sale or disposition of the Initial Shares will be subject to restrictions, including restrictions imposed by applicable securities laws, and each Holder agrees that he shall not sell, transfer or otherwise dispose of the Initial Shares unless such a transfer, sale or distribution is made pursuant to an effective registration statement that has been filed with the Securities and Exchange Commission or UNC has determined to its reasonable satisfaction that an exemption from registration is applicable to the proposed sale, transfer or distribution.

     3. Closing. The closing of the issuance, sale and purchase of the Initial Shares (the "Closing") shall take place at the principal place of business of UNC. At the Closing, the Holders shall deliver, or cause to be delivered, to UNC via certified check or by wire transfer of immediately available funds, at the election of UNC, the full amount of the purchase price for the Initial Shares, and against payment of the full amount of the purchase price therefor, UNC shall issue and deliver to the Holders certificates evidencing the Initial Shares, registered in the name of each Holder, bearing the legend provided for in Section 6 of this Agreement.

     4. Registration of the Initial Shares. UNC hereby covenants and agrees, as of the time of the Closing, that a registration statement under the Securities Act of 1933, as amended, on Form S-8 will be in effect with the Securities and Exchange Commission covering the offer and sale of each of the Initial Shares by UNC. In the event that UNC is unable to file such a registration statement prior to closing, UNC shall promptly upon the Holder's request, file a registration statement on Form S-3 covering any proposed resale by the Holder of the Initial Shares.

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     5.   Restriction on Disposition of Initial Shares.  Each
Holder hereby agrees that, following the issuance of the Initial Shares to him pursuant to this Agreement, for a period of twelve
(12) full calendar months following the Closing Date, he will not sell, assign, transfer, convey or otherwise dispose of any of the Initial Shares, with or without consideration therefor, or pledge, hypothecate, grant any lien on or security interest in, or otherwise encumber any of the Initial Shares.

     6. Legend on Initial Shares Certificate. The certificate evidencing the Initial Shares issued to the Holders at the Closing shall bear a conspicuous legend which states as follows:

          "The sale, assignment, transfer, conveyance, gift, pledge, encumbrance or other disposition of the shares evidenced by this Certificate are restricted by and subject to the provisions of a Stock Purchase and Option Agreement dated as of January 16, 1996 by and between the Corporation and the holder hereof. A copy of the Stock
          Purchase and Option Agreement is on file at the principal place of business of the Corporation and may be obtained by the holder hereof without charge upon written request to the Secretary of the Corporation."


     In case UNC has not filed a registration statement covering the Initial Shares prior to Closing, the certificate shall also bear the following legend:

          "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, under the Maryland
          Securities Act, or under the securities acts of any other state or jurisdiction. No sale, offer to sell or other transfer of these securities may be made unless pursuant to an effective registration statement, or unless in the opinion of counsel to the issuer the proposed disposition may be made pursuant to a valid exemption from the registration provisions of those Acts."

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     7.   Grant of Option to Purchase Option Shares.  Subject to
and in accordance with the terms and conditions set forth in this Agreement, UNC hereby grants to each Holder, effective as of the Closing, the right and option to purchase from UNC, from time to time as provided herein, up to the number of shares set forth opposite the Holder's name on Exhibit A under the caption "Option Shares" (the "Option Shares") at an Option Exercise Price per share of $6.90, subject to adjustment as provided herein (the "Option"). The Option Exercise Price and number and character of the Option Shares are subject to adjustment from time to time as provided herein.

     8.   Vesting of the Option.

          8.1 Vesting Required for Exercise. Notwithstanding the provisions of Section 7 of this Agreement, each Holder shall not have the right to exercise the Option either in whole or in part unless and until his Option shall vest as provided in this Section.

          8.2 General Vesting Schedule. The Option shall vest as follows:

               (a) If the Holder shall then hold all of the Initial Shares he purchased at the Closing, the Holder's Option shall vest with respect to one-third of the Option Shares on the first anniversary of the Closing Date;

               (b) If the Holder shall then hold at least two-thirds of the Initial Shares, the Holder's Option shall vest with respect to an additional one-third of the Option Shares on the second anniversary of the Closing Date; and

               (c) If the Holder shall then hold at least one-third of the Initial Shares, the Holder's Option shall vest with respect to an additional one-third of the Option Shares on the third anniversary of the Closing Date.

     9. Term of Option. Notwithstanding anything contained herein which may be inconsistent or to the contrary, the Option and the rights and interest of each Holder therein shall expire and terminate, and become null and void, at 5:00 p.m., Eastern Time, on January 15, 2001.
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     10.  Reservation of Common Stock for Exercise.  UNC shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of delivery upon exercise of the Option, such number of shares of Common Stock as hall, from time to time, then be deliverable to the Holders upon the exercise of the Option.

     11. Exercise of Option. To the extent that the Option shall have vested in accordance with Section 8 of this Agreement, the Option may be exercised by a Holder, in whole or in part, as provided herein, by delivering to UNC from time to time written notice of exercise in the form of the attached Exercise Notice, duly completed and executed by the Holder, at the principal executive office of UNC (or at such other office or agency of UNC as UNC may from time to time designate in writing to the Holder), together with payment by certified bank check of the aggregate amount of the Option Exercise Price for the number of Option Shares for which the Option is exercised by the Holder pursuant to each such notice.

     12.  Issuance of Shares of Common Stock on Exercise.

          12.1 As promptly as practicable after due and proper exercise of the Option in accordance with Section 11 hereof, UNC shall issue, at its expense, and shall deliver to the Holder at the principal executive office of UNC (or at such other address as may be specified by the Holder in the Exercise Notice) a certificate or certificates for the number of full Option Shares issuable upon such exercise.

          12.2 Any exercise of the Option by the Holder shall be deemed to have been made immediately prior to the close of business on the date of receipt by UNC of the notice of exercise in accordance with Section 12.1 hereof, and the Holder shall be treated for all purposes as the holder of record of such Option Shares as of the close of business on such date.

          12.3 All Option Shares which shall be deliverable to the Holder upon exercise of the Option shall, upon issuance and delivery in accordance with the terms and conditions of the Option, be duly and validly issued and fully paid and nonassessable.
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     13.  No Fractional Option Shares or Scrip.  No fractional
Option Shares or scrip representing fractional Option Shares shall be issued upon the exercise of the Option. In lieu of any fractional Option Share to which the Holder would otherwise be entitled upon exercise of the Option, UNC shall make a cash payment to the Holder in an amount equal to a corresponding fraction of the purchase price for such Option Share.

     14. Adjustments to the Number and Character of Option Shares. Subject to the provisions of Section 14.4, the Option Exercise Price and the number and character of the Option shall be adjusted from time to time as provided in Sections 14.1, 14.2 and 14.3 below:

          14.1 If the Option Shares issuable upon the exercise of the Option shall be changed into the same or a different number of shares of any other class or classes or series of capital stock of UNC other than Common Stock or into securities or other property, whether by recapitalization, reclassification or otherwise (other than pursuant to a merger, consolidation, share exchange, or sale, lease, exchange or transfer of property and assets described in Section 14.2), then, and in each such event, the Holder shall have the right thereafter to receive, upon exercise of the Option, the kind and amount of shares of capital stock or other securities or property which were received by the holders of the number of shares of the Common Stock which is equal to the number of Option Shares for which the Option is then exercisable by the Holder. No adjustments or provision for adjustments shall be made with respect to the Option Exercise Price or the number of Option Shares as a result of any of the events described in this Section 14.1.

          14.2 Except as otherwise provided in this Section 14.2, if, at any time or from time to time, UNC shall be a party to a merger or consolidation with or into another Person, a share exchange involving the shares of Common Stock or shall sell, lease, exchange or transfer all or substantially all of the property or assets of UNC to any other Person, then, as a condition to the consummation of such transaction, adequate provision shall be made so that the Holder shall thereafter be entitled to receive, upon exercise of the Option, the number of shares of capital stock or other securities or property of UNC, or of the successor corporation resulting from such merger, consolidation, share exchange or sale, lease, exchange or transfer, that would have been received by the Holder for each
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Option Share had the Option been exercised in full immediately prior to the consummation of such transaction, and thereafter the Holder shall be entitled to receive, upon exercise of the Option, the amount of shares of capital stock or other securities or property which were received in connection with such transaction by the holders of the number of shares of the Common Stock which is equal to the number of Option Shares for which the Option is then exercisable by the Holder. No adjustments or provision for adjustments shall be made to the Option Exercise Price or the number of Option Shares as a result of any of the events described in this Section 14.2.

          14.3 If UNC shall, at any time while the Option shall remain in effect, engage in an Extraordinary Common Stock Event, the Option Exercise Price and the number of Option Shares for the Option may be exercised shall be adjusted as follows:

               (a) the Option Exercise Price shall be adjusted, effective as of the close of business on the effective date of the Extraordinary Common Stock Event, to an amount determined by multiplying the Option Exercise Price in effect immediately prior to such Extraordinary Common Stock Event by a fraction:

                    (1)  the numerator of which shall be the
          number of shares of the Common Stock outstanding immediately after the Extraordinary Common Stock Event;
          and

                    (2)  the denominator of which shall be the
          number of shares of the Common Stock outstanding immediately prior to the Extraordinary Common Stock
          Event; and

               (b) the total number of Option Shares for which the Option is exercisable by the Holder upon exercise of the Option also shall be adjusted, effective as of the close of business on the effective date of the Extraordinary Common Stock Event, to an amount determined by multiplying the number of Option Shares for which the Option could have been exercised immediately prior to the Extraordinary Common Stock Event by a fraction:

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                    (1)  the numerator of which shall be the
          Option Exercise Price in effect immediately prior to the Extraordinary Common Stock Event; and

                    (2)  the denominator of which shall be the
          Option Exercise Price determined pursuant to the application of the provisions of clause (a) of this
          Section 14.3.

          14.4 No adjustment to the number of Option Shares shall be required to be made unless such adjustment will require an increase or decrease of at least one full Option Share; provided, however, that any adjustments that are not required to be made by reason of the provisions of this Section 14.4 shall be carried forward and shall be made at the time of, and together with, the next subsequent adjustment which, together with any adjustment(s) so carried forward, shall result in an increase or decrease of at least one Option Share. Any determination as to whether an adjustment to the Option Exercise Price or the number of Option Shares is required to be made pursuant to the provisions of this
Section 14, or as to the amount of any such adjustment, if required, shall be binding upon the Holder and UNC if made in good faith by the Board of Directors of UNC.

     15. Notices. In the event that UNC proposes to take any action or to engage in any transaction of a type which would require an adjustment to the number of Option Shares, UNC shall cause to be mailed to the Holder at least ten (10) days prior to the applicable date hereinafter specified, a notice stating the date on which such action or transaction is expected to take place, and the date, if any is to be fixed, as of or on which holders of shares of the Common Stock shall be entitled to exchange such shares for other securities or property in connection with any such transaction. Notwithstanding the foregoing, however, the failure of UNC to give such notice, or any defect therein, shall not effect the legality or validity of any action taken by UNC.

     16. Reports as to Adjustments. Whenever the number of Option Shares is adjusted as provided in Section 14 hereof, UNC shall promptly mail to the Holder at its address, as the same shall appear on the books of UNC, a notice describing the events requiring the adjustment, the method of calculating the adjustment, the number of Option Shares which may be purchased pursuant to the exercise of the Option immediately following the
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adjustment, the Option Exercise Price in effect immediately following the adjustment, and the effective date of the adjustment.

     17.  Conditions to the Obligations of Parties.

          17.1 The obligations of UNC to issue, sell and deliver to the Holder the Initial Shares and to perform its other obligations under this Agreement which are to be performed at and after the Closing, and the grant of the Option to the Holder hereunder, are contingent upon and subject to the satisfaction at or prior to the Closing of the conditions precedent set forth below:

               (a) As of the Closing Date, there shall be no injunction, restraining order or decree of any nature whatsoever that is in effect or restrains or prohibits the consummation of the transactions contemplated hereby.

               (b)  The Asset Purchase Closing shall have
occurred.

          17.2 The obligations of the Holder to consummate the purchase of the Initial Shares at the Closing and to perform his other obligations under this Agreement which are to be performed at and after the Closing are subject to the satisfaction at or prior to the Closing of the condition precedent set forth below:

               (a) As of the Closing Date, there shall be no injunction, restraining order or decree of any nature whatsoever that is in effect which restrains or prohibits the consummation of the transactions contemplated hereby.

     18. Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned prior to the Closing only as follows:

          (a)  By mutual written consent of UNC and the Holder;
or

          (b) By UNC, upon written notice to the Holder in the event that any of the conditions precedent to the obligations of UNC set forth in Section 17.1 shall have not been satisfied on or before June 30, 1996 or waived in writing by UNC; or

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          (c)  By the Holder, upon written notice to UNC, in the
event that any of the conditions precedent to the obligations of the Holder set forth in Section 17.2 shall not have been satisfied on or before June 30, 1996 or waived in writing by the Holder; or

          (d) Automatically, without any action on the part of UNC or the Holder in the event that the Asset Purchase Agreement shall terminate in accordance with its terms for any reason whatsoever.

          18.2 In the event that this Agreement shall terminate pursuant to any of the provisions of Section 18.1, then all further obligations of the parties hereto shall become null and void and of no further force or effect and no party hereto shall have any liability hereunder to any other party. Notwithstanding the foregoing, the obligations of the parties hereto under
Section 19 shall survive any termination of this Agreement by any party to this Agreement.

     19. Confidentiality. The Holder hereby agrees to hold in confidence and not to disclose to any party the terms of this Agreement, except to the extent required by law, and except to the extent necessary to (i) respond to lawful process, (ii) comply with applicable law, (iii) establish a lawful claim or defense, or (iv) obtain reasonably necessary advice of counsel.

     20. No Rights as a Stockholder. The grant of the Option to each Holder hereunder shall not entitle the Holder to any rights as a stockholder of UNC with respect to any of the Option Shares unless and until the Option shall have been exercised by the Holder. Nothing contained in this Section 20 shall be construed, however, as limiting in any way the rights of the Holder as a stockholder of UNC with respect to the Initial Shares following the purchase thereof by the Holder at the Closing in accordance with this Agreement.

     21.  No Effect On Powers of UNC.   The existence of the
Option shall not affect in any way the right or power of UNC or its stockholders to make or authorize any adjustments, recapitalizations, reorganizations, or other changes in its capital structure or its business, or any merger or consolidation of UNC with or into any other Person, or any issue of bonds, debentures, preferred shares with rights greater than or affecting the Initial Shares or the Option Shares or any shares
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
of the Common Stock, or its dissolution or liquidation, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

     22.  No Effect on Employment of the Holder.   Nothing
contained in this Agreement shall affect in any manner whatsoever the rights of Subsidiary under any Employment Agreement to which a Holder may be a party or shall be construed to grant to any Holder the right to continue in the employ of Subsidiary or UNC, or any of their respective affiliates.

     23. Nonqualified Stock Option. The Option granted hereunder is not intended to qualify, and shall not be treated, as an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and the Holder hereby acknowledges and agrees that the grant of the Option to him hereunder may result in the imputation of income to him under federal, state and local tax laws and that he shall be solely responsible and liable for the payment of any and all taxes on such income.

     24. Option Not Transferrable. The Option granted to each Holder hereunder is personal to the Holder and is not transferrable by Holder otherwise than pursuant to testamentary will or the laws of descent and distribution, and, during the lifetime of the Holder, may be exercised only by the Holder or his legal guardian or legal representative. Except as permitted by the preceding sentence, neither the Option nor any of the rights or privileges of the Holder therein shall be sold, transferred, conveyed or otherwise disposed of, with or without consideration therefor, or pledged, hypothecated or otherwise encumbered by the Holder. Upon any attempt by the Holder to take any of the actions prohibited by this Section 24, or upon the levy of any attachment or similar process upon the Option or any right or interest of the Holder therein, the Option and any all rights and interest of the Holder therein shall immediately become null and void and of no further force or effect.

     25. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto in respect of the matters set forth herein, and all prior negotiations, writings and understandings relating to the subject matter of this Agreement are merged herein and are superseded and cancelled by this Agreement.
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     26.  Amendment and Waiver.  This Agreement may be amended, modified, supplemented or changed in whole or in part only by an agreement in writing making specific reference to this Agreement and executed by each of the parties hereto. Any of the terms and conditions of this Agreement may be waived in whole or in part, but only by an agreement in writing making specific reference to this Agreement and executed by the party that is entitled to the benefit thereof. The failure of any party hereto to insist upon strict performance of or compliance with the provisions of this Agreement shall not constitute a waiver of any right of any such party hereunder or prohibit or limit the right of such party to insist upon strict performance or compliance at any other time.

     27. Binding Effect. The rights and obligations of UNC under this Agreement shall inure to the benefit of and be binding upon its successors and assigns. The rights and obligations of the Holder under this Agreement shall inure to the benefit of and be binding upon his heirs, legatees, personal representatives, legal guardians, executors or administrators.

     28. Assignment. This Agreement and the rights of the parties hereunder may not be assigned, and the obligations of the parties hereunder may not be delegated, in whole or in part, by any party without the prior written consent of the other parties hereto except that (i) the Holder shall have the right to assign this Agreement and his rights hereunder and to delegate his obligations hereunder upon his death pursuant to a testamentary will or pursuant to the laws of descent and distribution and (ii) UNC may assign this Agreement and its rights hereunder and delegate its obligations hereunder to any of its successors in interest.

     29. Notices. Any notice, request, instruction or other document or communication required or permitted to be given under this Agreement to any of the parties hereto shall be in writing and shall be deemed given (i) three days after being deposited in the mail, postage prepaid, certified or registered mail, (ii) on the next business day after delivery to a reputable overnight delivery service such as Federal Express, or (iii) upon personal delivery if delivered or addressed to the addresses set forth below or to such other address as any party may hereafter specify by written notice to the other parties hereto:

          (a)  If to UNC, delivered or mailed to UNC
Incorporated, 175 Admiral Cochrane Drive, Annapolis, Maryland
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
21401, Attention: General Counsel, with a copy delivered or
mailed to John B. Frisch, Esquire, Miles & Stockbridge,     a
Professional Corporation, 10 Light Street, Baltimore, Maryland
21202; and

          (b) If to a Holder, delivered or mailed to the Holder at the address of the Holder as it appears on the books and records of UNC.

     29. Section Headings. The Section headings contained in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning or interpretation of this Agreement or any of its terms and conditions.

     30. Governing Law. This Agreement shall be interpreted, construed and enforced in accordance with and shall be governed by the laws of the State of Maryland, without regard to its principles of conflicts of laws.

     31. Construction. As used in this Agreement, any reference to the masculine, feminine or neuter gender shall include all genders, the plural shall include the singular, and the singular shall include the plural. For purposes of this Agreement, references to the "close of business" of any given day shall be 5:00 p.m., Eastern time. For purposes of this Agreement, whenever the word "Holder" is used in any provision of this Agreement when, under the circumstances, the provision logically should be construed to apply the guardian, legal representative, executor, administrator or any other person to whom the Option or any of the rights of the Holder therein or under this Agreement shall have been assigned or transferred pursuant to a testamentary will or pursuant to the laws of descent and distribution, the term "Holder" shall be construed to mean such person or persons.

     32. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.



             [THIS SPACE INTENTIONALLY LEFT BLANK]

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
     IN WITNESS WHEREOF, each of the parties hereto have executed this Agreement as of the day and year first above written.

                              UNC INCORPORATED


                              By:________________________________
                                 Dan A. Colussy
                                 Chairman, President and Chief
                                   Executive Officer



                              HOLDERS:


                              ___________________________________
                              L. David Clemons

                              ___________________________________
                              James E. Greenslade

                              ___________________________________
                              Kennard Goldsmith

                              ___________________________________
                              Peter M. Hokanson

                              ___________________________________
                              David N. Roy

                              ___________________________________
                              James M. Zentgraf

                              ___________________________________
                              William G. Nielsen

                              ___________________________________
                              Edgar J. Ahrens

                              ___________________________________
                              Michael L. Durst
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
                        EXERCISE NOTICE


To:  UNC Incorporated


     1. The undersigned, being a Holder referred to in that certain Option Agreement dated as of January 16, 1996 by and between UNC Incorporated and the undersigned, hereby exercise the Option referred to therein and elect to purchase ________ shares of Common Stock of UNC Incorporated, pursuant to the terms of the Option Agreement, and tender herewith payment in full of the Option Exercise Price for such shares.

     2. Please issue a certificate or certificates representing the shares of Common Stock of UNC Incorporated purchased in accordance with this Exercise Notice in the name of the undersigned, and deliver the certificate or certificates to the undersigned at the address set forth below.



                              ___________________________________
                              Signature

                              Address for delivery of
certificates:


                              ___________________________________
                              ___________________________________
                              ___________________________________
                              ___________________________________
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